Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Take-Two Interactive Software, Inc:

•	Form S-8 Nos. 333-158735, 333-177822, 333-191993, 333-198787, 333-214285, 333-220895, 333-248629, 333-249904, 333-260773,

•	Form S-3 Nos. 333-189246, 333-204318, 333-204339, 333-211473, 333-211474, 333-216019, 333-218235, 333-224284, 333-230884, 333-237656, 333-248617, 333-255207, 333-256811, 333-264153, 333-264270,

•	and Form S-4 No. 333-263511;

of our reports dated February 25, 2022, with respect to the consolidated financial statements of Zynga Inc., and the effectiveness of internal control over financial reporting of Zynga Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, incorporated by reference in this Current Report on Form 8-K of Take-Two Interactive Software, Inc.

/s/ Ernst & Young LLP

San Jose, California

May 25, 2022